OPTION AGREEMENT

This Option Agreement (herein called the “Agreement”) is made and entered into effective as of 12:01 a.m. local time in Austin, Texas on September 13, 2013 (the “Effective Date”), by and between Texas Vanguard Oil Company, a Texas corporation (herein called “TVOC”), and Trivista Energy LLC, a Texas limited liability company (herein called “Trivista”), upon the terms and conditions set forth herein.  TVOC and Trivista are individually referred to as “Party” and collectively as the “Parties”.

RECITALS:

The Parties desire to enter into this Agreement to grant to Trivista the option to purchase the Option Assets (as hereinafter defined) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Grant of Option.  In consideration of the sum of Ten and No/100 Dollars ($10.00) paid in cash by Trivista and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, TVOC hereby grants to Trivista the exclusive right and option (the “Option”) to purchase the Option Assets as provided in this Agreement.  As used herein, the term “Option Assets” shall mean the assets described in Exhibit A attached hereto.  Should the Option Closing (as hereinafter defined) occur, the term “Option Assets” to be included in the Assignment (as hereinafter defined) will be adjusted as necessary to include any other rights, properties and interests attributable to such Option Assets which are owned by TVOC, as is customary in an oil and gas asset purchase.

2. Term; Exercise.  For a period beginning on the Effective Date and ending at 5:00 p.m. Central Standard Time on the date that is thirty (30) days after the Effective Date (such period, the “Option Period”), Trivista shall, subject to Section 5, have the exclusive right, but not the obligation, to acquire (which right shall be exercisable by one or more Affiliates or designees of Trivista, such exercising party(ies) as designated in writing by Trivista to TVOC, collectively the “Option Buyer”)) from TVOC, effective as of 7:00 a.m. local time at the location of the Option Assets on October 1, 2013 (the “Effective Time”), all of the Option Assets for a purchase price equal to Ten Million and No/100 Dollars ($10,000,000.00) (the “Option Purchase Price”).  The Option Purchase Price shall be paid in accordance with the payment mechanics described in Section 4. Option Buyer shall properly exercise the Option by providing TVOC with written notice of Option Buyer’s intent to exercise the Option on or prior to the expiration of the Option Period (such notice, the “Option Notice”).  As used herein (a) “Affiliate” shall mean with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise and (b) “Person” shall mean any individual, corporation, partnership, limited liability company, trust, estate, governmental authority or any other entity.

3. Closing of Option.  The purchase of the Option Assets by Option Buyer, should it occur, shall take place on or before 2:00 p.m. local time on October 14, 2013 at the offices of Strasburger & Price, LLP at 720 Brazos Street, Suite 700, Austin, Texas 78701, unless the Parties mutually agree otherwise (such date on which the Option Closing actually occurs, the “Option Closing Date”).  Any such purchase shall be effected pursuant to an Assignment and

Bill of Sale substantially identical to the form attached hereto as Exhibit B (the “Assignment”) that, along with this Agreement, will govern the respective rights and obligations of the Parties with respect to the transfer of the Option Assets.  At the Option Closing, (a) TVOC shall convey to Option Buyer all of the Option Assets pursuant to the Assignment, which Assignment shall be properly acknowledged such that it can be recorded in the Real Property Records of all Counties in the States of Texas and Wyoming in which any of the Option Assets are located, and (b) Option Buyer shall pay to TVOC the Option Purchase Price as provided in Section 4 of this Agreement.  The closing of the transactions contemplated in this Agreement is referred to herein as the “Option Closing.”

4. Payment Mechanics.  At the Option Closing, should it occur, simultaneously with the execution and delivery of the Assignment by TVOC, Trivista shall cause the Option Purchase Price to be paid to TVOC as follows:

(a)
Trivista shall make a wire transfer of immediately available funds to such account as TVOC designates to Trivista in writing in advance of the Option Closing Date for Two Million Dollars ($2,000,000.00); and

(b)
Trivista shall provide a secured promissory note for the difference between the Option Purchase Price and the amount paid pursuant to subsection (a) of this Section 4, said note to be due and payable in full on January 3, 2014, and to be secured by an irrevocable letter of credit issued by a national banking association with at least $1,000,000,000 in total assets.

In addition, at the Option Closing, should it occur, simultaneously with the execution and delivery of the Assignment by TVOC, Trivista shall pay to TVOC an amount equal to $6,500.00 per day for each calendar day from and including the date on which the Effective Time occurs until and including the Option Closing Date, which shall be considered an addition to the Option Purchase Price for tax purposes, in consideration for TVOC’s operation of the oil and gas properties included in the Option Assets from and including the date on which the Effective Time occurs through and including the Option Closing Date.

5. Termination of Agreement.  This Agreement shall automatically terminate in the event Trivista fails to timely exercise the Option pursuant to the terms hereof prior to the expiration of the Option Period.

6. Representations and Warranties.  TVOC hereby represents and warrants to Trivista, as of the Effective Date and, if the Option Closing occurs, as of the Option Closing, the following:

(a) TVOC is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Texas, and is qualified to conduct business in the State of Texas.  TVOC has the corporate power and authority to own the Option Assets and carry on its business as now conducted.

(b) TVOC has the power to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by TVOC.  This Agreement has been duly executed and delivered by TVOC and at the Option Closing, if it occurs, the Assignment will be duly executed and delivered by TVOC.  This Agreement constitutes, and at the Option Closing, if it occurs, the obligations contained in the Assignment shall constitute, the valid and binding obligations of TVOC, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) TVOC has the absolute right to grant the Option to Trivista, and TVOC does not need the consent or approval of any other Person or group of Persons to grant the Option to Trivista or convey any or all of the Option Assets to Option Buyer.

(e) TVOC has not granted to any other Person any right of first offer, right of first refusal, purchase option or similar right or agreement with respect to any of the Option Assets.

7. Ongoing Covenants.  During the Option Period and, if Trivista timely exercises the Option pursuant to the terms hereof prior to the expiration of the Option Period, until the Option Closing: (i) TVOC shall continue to operate the Option Assets in the normal course of business and maintain the Option Assets in all material respects in the same condition as of the Effective Date; and (ii) without first obtaining the prior written consent of the Option Buyer, TVOC shall not, and TVOC shall cause its Affiliates not to, (x) make, or agree to make, any assignment, transfer, conveyance of, or cause any lien or security interest to exist on, any of the Option Assets, (y) take any action which would reduce the value of the Option Assets in any material respect, or (z) take any other action that could adversely affect or otherwise negatively impact the ability of TVOC to convey to Option Buyer, as and when required pursuant to this Agreement and the Assignment, such title to the Option Assets that is no less than that which is owned by TVOC as of the Effective Date.

8. Miscellaneous.

(a) TVOC will file with the Securities and Exchange Commission, before the close of trading on the New York Stock Exchange on the first business day after the execution of this Agreement, a report on Form 8-K in form substantially the same as that attached to this Agreement as Exhibit C.

(b) Notices.  All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by email or by recognized courier service, as follows:

If to TVOC:	Texas Vanguard Oil Company
9811 Anderson Mill Road, Suite 202
Austin, TX 78750
Attention: Linda Watson
Telephone: 512.331.6781
Email: l.watson@texasvanguard.com

With a copy to:	Strasburger & Price, LLP
720 Brazos, Suite 700
Austin, TX 78701
Attention: Lee Polson
Telephone: 512.499.3626
Email: lee.polson@strasburger.com

If to Trivista:	Trivista Energy LLC
4582 Kingwood Drive E348
Kingwood, Texas 77345
Attn: Mark Roach
Telephone: 512.203.3707
Email: Mark@TrivistaEnergy.com

With a Copy to:	Looper, Reed & McGraw, PC
1300 Post Oak Blvd.
Suite 2000
Houston, Texas 77056
Attention: Paul Yale
Telephone: 713.986.7189
Email: pyale@lrmlaw.com

With a Further Copy to:	Bracewell & Giuliani LLP
711 Louisiana Street
Suite 2300
Houston, Texas 77002
Attention: Michael De Voe Piazza
Telephone: 713.221.1505
Email: Michael.Piazza@bgllp.com

Either Party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

(c) Governing Law.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(d) Negotiation; Mediation:  The Parties shall use their commercially reasonable efforts to settle any differences between them that may arise by reason of a Party’s interpretation of this Agreement or compliance or non-compliance with the provisions hereof.  In the event of any claim, controversy, or dispute arising from or relating in any way to this Agreement cannot be settled by the commercially reasonable efforts of the Parties within thirty (30) days of both Parties becoming aware of such claim, controversy or dispute, the Parties shall submit such claim, controversy, or dispute to non-binding mediation prior to filing the claim, controversy, or dispute with a court, or other tribunal.  The Party asserting the claim, controversy, or dispute shall provide the other party with written notice, detailing its complaints and the remedy sought, and stating that it requests mediation, pursuant to this Section 8(d).

(e) Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(f) Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.

No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(g) Assignment.  No Party shall assign (including by change of control, merger, consolidation, or stock purchase) or otherwise transfer all or any part of this Agreement to any Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(h) Entire Agreement.  This Agreement and the documents to be executed hereunder and the Exhibits attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

(i) Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by TVOC and Trivista and expressly identified as an amendment or modification of this Agreement.

(j) Not to be Construed Against the Drafter.  The Parties acknowledge that they have each had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to competent legal counsel for review and comment.  Based on the foregoing, the Parties agree that any rules of construction requiring that a contract be construed against the drafter shall not be applied in interpreting this Agreement.

(k) Severability.  If any provision of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

(l) Further Assurances.  At any time and from time to time on and after the Effective Date, and in addition to the express obligations of TVOC as set forth herein, if the Option is exercised, TVOC shall execute and deliver, or cause to be executed and delivered, to the Option Buyer, any and all additional assignments, consents, endorsements, regulatory filings, documents, transfer orders and instruments and take or cause to be taken all reasonable and necessary actions that may be necessary to vest or to confirm title to the Option Assets in the Option Buyer and TVOC shall make reasonable efforts to assist Option Buyer in exercising any rights with respect to the Option Assets and to otherwise carry out the intents and purposes of this Agreement and, should the Option Closing occur, the Assignment.  Notwithstanding anything herein to the contrary, should the Option be exercised, this Section 8(l) shall survive the termination of this Agreement indefinitely.

(m) References.  In this Agreement: (i) references to any gender includes a reference to all other genders; (ii) references to the singular includes the plural, and vice versa; (iii) reference to any Article or Section means an Article or Section of this Agreement; (iv) reference to any Exhibit means an Exhibit to this Agreement, all of which are incorporated into and made a part of this Agreement; (v) unless expressly provided to the contrary, “hereunder”,

"hereof", "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (vi) references to “$” or “dollars” means United States Dollars; (vii) ”include” and “including” mean include or including without limiting the generality of the description preceding such term; and (viii) unless expressly noted otherwise herein, references to “day” or “days” shall mean calendar days.

(n) Closing Obligations.  Notwithstanding anything to the contrary contained in this Agreement, if Trivista timely exercises the Option pursuant to the terms hereof prior to the expiration of the Option Period, then:

(i)
neither Party shall be obligated to close the transactions contemplated hereby pursuant to this Agreement if, as of the date on which the Option Closing is to occur pursuant to Section 3 of this Agreement, an order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative or regulatory agency, governmental authority or arbitrator is in effect that prohibits or makes illegal the consummation of the Option Closing.

(ii)
Trivista shall not be obligated to close the transactions contemplated hereby pursuant to this Agreement if between the date on which Trivista so exercises the Option and the date on which the Option Closing is to occur pursuant to Section 3 of this Agreement a material adverse change has occurred with respect to the Option Assets taken as a whole.

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written, but in each case effective as of the Effective Date.

TVOC:

Texas Vanguard Oil Company

By:
Name:
Title:

TRIVISTA:

Trivista Energy LLC

By:
Name:
Title:

Signature Page to Option Agreement